As filed with the Securities and Exchange Commission on May 16, 1996
                                                       Registration No. 333-2080


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
       -----------------------------------------------------------------
                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
       -----------------------------------------------------------------

                           DESTRON FEARING CORPORATION
             (Exact name of registrant as specified in its charter)

            DELAWARE                                    84-1079037
(State or other jurisdiction of                 (I.R.S. Employer Identification
incorporation or organization)                            Number)

                               490 VILLAUME AVENUE
                         SOUTH ST. PAUL, MINNESOTA 55075
                            TELEPHONE: (612) 455-1621
               (Address, including zip code, and telephone number,
                      including area code, of registrant's
                          principal executive offices)

                              RANDOLPH K. GEISSLER
                               490 VILLAUME AVENUE
                         SOUTH ST. PAUL, MINNESOTA 55075
                            TELEPHONE: (612) 455-1621
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                          Copies of communications to:
                          MICHELE D. VAILLANCOURT, ESQ.
                            TREVOR V. GUNDERSON, ESQ.
                           WINTHROP & WEINSTINE, P.A.
                            3000 DAIN BOSWORTH PLAZA
                              60 SOUTH SIXTH STREET
                          MINNEAPOLIS, MINNESOTA 55402
                            TELEPHONE: (612) 347-0700
                           --------------------------
        Approximate date of commencement of proposed sale to the public:

   FROM TIME TO TIME, AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

If the only securities being offered on this Form are to be offered pursuant to dividend or interest reinvestment plans, check the following box. |_|

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                           ---------------------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


        SUBJECT TO COMPLETION, PRELIMINARY PROSPECTUS DATED MAY 16, 1996

PROSPECTUS

                                 625,000 SHARES

                           DESTRON FEARING CORPORATION

                                  COMMON STOCK

         This Prospectus relates to the sale of up to 625,000 shares (the "Shares") of Common Stock of Destron Fearing Corporation (the "Company") by certain selling stockholders (the "Selling Stockholders"). See "Selling Stockholders." The Company will not receive any of the proceeds from the sale of Shares by the Selling Stockholders.

         The Company's Common Stock is currently traded on the Nasdaq SmallCap Market under the symbol "DFCO." On May 15, 1996, the last bid price for the Company's Common Stock reported thereon was $3.38 per share. See "Price Range of Common Stock."

         SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                             -----------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
         HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
                OF THIS PROSPECTUS. ANY REPRESENTATION TO
                   THE CONTRARY IS A CRIMINAL OFFENSE.

================================================================================
                                      PRICE TO            PROCEEDS TO SELLING
                                     PUBLIC (1)           STOCKHOLDERS (1) (2)
- --------------------------------------------------------------------------------

Per Share............................    $                        $
- --------------------------------------------------------------------------------

Total................................    $                        $
================================================================================

(1) Based on the average of the bid and asked prices for the Common Stock as reported on the Nasdaq SmallCap Market on __________, 1996. The actual Price to Public will be based on market prices on the respective dates of sale, which may be more or less than the Price to Public set forth above.

(2) The Shares are being offered for the accounts of the Selling Stockholders. The Company will pay the expenses of this offering except for the fees of any counsel to the Selling Stockholders. The aggregate Proceeds to Selling Stockholders will be the total Price to Public, less aggregate agent's commissions and underwriters' discounts, if any, and other expenses to the Selling Stockholders of the issuance and distribution.

                             ----------------------

         The Selling Stockholders may sell the Shares from time to time directly, through agents designated from time to time, or through dealers or underwriters also to be designated, on terms to be determined at the time of sale. To the extent required, the specific Shares to be sold, the names of the Selling Stockholders, the purchase price, the public offering price, the names of any such agents, dealers or underwriters, and the amount of any applicable commissions or discount with respect to a particular offer will be set forth in an accompanying Prospectus supplement. Such Prospectus supplement will also set forth information regarding indemnification by the Company of the Selling Stockholders and any underwriter, dealer or agent against certain liabilities, including liabilities under the Securities Act of 1933 ("Securities Act"). See "Plan of Distribution."

         The Selling Stockholders and any broker-dealers, agents or underwriters that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution."

                The date of this Prospectus is ____________, 1996.



                              AVAILABLE INFORMATION

         The Company is subject to the information requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Northwestern Atrium Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material may also be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

         This Prospectus is part of a Registration Statement on Form S-3 (the "Registration Statement") which the Company has filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to the securities offered hereby. This Prospectus omits certain information contained in the Registration Statement, to which reference is hereby made for further information with respect to the Company and the Shares offered hereby. Copies of the Registration Statement may be inspected without charge at the offices of the Commission or obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents, which have been filed by the Company with the Commission, are incorporated by reference in this Prospectus: (i) the Company's Annual Report on Form 10-KSB for the fiscal year ended September 30, 1995; (ii) the Company's Proxy Statement dated January 24, 1996 for its annual meeting of stockholders held on February 29, 1996; (iii) the Company's reports on Form 10-QSB for the quarters ended December 31, 1995 and March 31, 1996; and (iv) the description of the Company's Common Stock contained in the Company's Prospectus/Proxy Statement dated October 12, 1993 filed by the Company with the Commission (File No. 0-19688). All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Shares offered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing such documents.

         Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person, including a beneficial owner, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any or all documents that have been or may be incorporated by reference herein (other than exhibits to such documents which are not specifically incorporated by reference into such documents). Such requests should be directed to the Chief Financial Officer at the Company's principal executive offices at 490 Villaume Avenue, South St. Paul, Minnesota 55075, telephone number (612) 455-1621.

                               PROSPECTUS SUMMARY

         The following information is qualified in its entirety by the more detailed information and financial statements of Destron Fearing Corporation, including the notes thereto, incorporated by reference in this Prospectus.

                                   THE COMPANY

         Destron Fearing Corporation ("Destron" or the "Company") develops, manufactures, and markets a broad line of electronic and visual identification devices for the companion animal, livestock, laboratory animal, fish and wildlife markets worldwide. The Company's products include visual ear tags, injectable transponders, injecting systems and readers.

         The Company's principal offices are located at 490 Villaume Avenue, South St. Paul, Minnesota 55075, and its telephone number is (612) 455-1621.


                                  THE OFFERING
Common Stock Offered
  by the Selling Stockholders......................      625,000 shares
Common Stock Outstanding...........................      11,640,232 shares
Nasdaq SmallCap Symbol.............................      "DFCO"

                                  RISK FACTORS

      PROSPECTIVE INVESTORS SHOULD BE AWARE OF THE FOLLOWING RISK FACTORS AND SHOULD REVIEW CAREFULLY THE INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS.

RECENT LOSS; POTENTIAL CASH SHORTAGE
      Although the Company had net income of $491,000 and $661,000 during the fiscal years ended September 30, 1994 and 1995, respectively, it reported a net loss of $962,000 during the six months ended March 31, 1996, and there can be no assurance that the Company will not experience losses in the future. The Company's principal sources of working capital during the fiscal year ended September 30, 1995 were net income of $661,000, proceeds from the issuance of common stock on the exercise of stock options and warrants, and its bank line of credit. For the six month period ended March 31, 1996, the Company's principal sources of working capital came from the issuance of 625,000 shares of common stock in a private placement of $2.0 million, new borrowings of $875,000 from private investors and additional borrowings on the Company's bank line of credit of $1,753,000. These funds were used to repay long-term obligations of $1,245,000 and to provide additional working capital for operations. Although the Company has been able to finance its operations from among these sources during fiscal 1994, 1995 and the six month period ended March 31, 1996, there can be no assurance it will continue to have sufficient cash to meet ongoing cash needs for operations and debt service. If the Company is unable to obtain additional financing when needed, it would be required to significantly scale back plans for growth and perhaps reduce the scope of its operations.

DEPENDENCE ON PRINCIPAL CUSTOMERS
      For the fiscal year ended September 30, 1995, Schering-Plough accounted for 41% of Destron's net sales. For the fiscal year ended September 30, 1994, sales to Pacific States Marine and Rhone Merieux (a subsidiary of Rhone Polenc, a French drug and chemical company) each represented 13% of net sales. The loss of, or a significant reduction in orders from, the Company's major customers could have a material adverse effect on the financial condition and results of operations of the Company.

RECENT LOSS OF SALES; INVENTORY BUILD-UP; LATE PAYMENT OF PURCHASES
      In October, 1995, Destron's United States distributor, Schering-Plough, notified the Company that it would suspend purchases for an indefinite period to allow it to sell its existing inventory of the Company's product. In response to this notification, the Company curtailed purchases of materials required to manufacture the product, but, because of long lead times and outstanding commitments with suppliers, the Company still received significant quantities of product to meet Schering-Plough's previous forecasts. This resulted in an inventory accumulation that now exceeds the level which management believes will be sold in the near term. Management believes that these inventories ultimately will be purchased by Schering-Plough or disposed of by the Company through alternate means. Disposal of such inventories through alternate means could result in losses to the Company. Such losses, if significant, would have a material adverse impact on the Company's results of operations. While there can be no assurance as to the amount or timing of any payments from Schering-Plough, the Company has the right to recover the costs of the transponders and other components and packaging from Schering-Plough under the terms of the agreement.

      The loss of the Schering-Plough revenue since October 1995 combined with an inventory build-up has reduced the Company's working capital and caused the Company to defer payments of amounts due to a supplier. While the Company has reached a tentative agreement on payment terms with this supplier, there can be no assurance that the Company can comply with these terms or that the supplier will continue its forbearance of the delinquent status of the Company's account. If the Company is unable to comply with the new agreement or to obtain the supplier's continued cooperation, action on the part of the supplier to enforce the contract would have a material adverse affect on the Company.

RECOVERY OF ELECTRONIC READER INVESTMENT
      As a condition of its distributorship agreement with Schering-Plough, the Company provided electronic readers to Schering-Plough under terms that require payments to be made to the Company as the animal identification product is sold by veterinarians to consumers. As of March 31, 1996, the Company had provided readers with a total cost of $1,034,000 to Schering-Plough. Through March 31, 1996, the Company had received only nominal payments related to such readers. While management believes that this amount ultimately will be realized, it is possible that consumer purchases of the companion animal identification product will be insufficient to ensure complete repayment of this amount.

POSSIBLE NEGATIVE OUTCOME OF LITIGATION
      In November 1993, the Company initiated a lawsuit against three competitors in the U.S. District Court of Colorado alleging infringement of its patent issued regarding certain technology used in a transmitter for transmitting an identification signal for an animal (U.S. Patent No. 5,211,129). At a hearing held on November 12, 1993, the Court determined it did not have jurisdiction in Colorado over two of the defendant competitors and dismissed the Company's Colorado lawsuit against them without prejudice. The Court allowed the case against the third defendant competitor to proceed but did not grant the temporary injunction requested by the Company. On December 1, 1993, the two dismissed defendant competitors commenced an action against the Company in the U.S. District Court of Southern Illinois (which subsequently was transferred to the U.S. District Court of Colorado) requesting actual damages of $20,000,000. In this lawsuit, the plaintiffs sought to invalidate the above-described patent of the Company and alleged unfair competition, violation of U.S. antitrust laws by the Company, interference with business relationships and abuse of process due to the actions the Company allegedly took in obtaining, announcing and enforcing its patent rights against the plaintiffs.

      The trial in the litigation commenced on January 8, 1996. On January 29, 1996, the jury in the trial returned a verdict in favor of the Company and found that the defendants had willfully infringed on the Company's patent and awarded damages of approximately $444,000. However, the defendants have announced that they will appeal the verdict, although as of the date of this Prospectus, no appeal had been filed to the Company's knowledge. The defendants have until thirty (30) days after the District Court's final judgment (which was rendered on April 25, 1996) to file an appeal. While management and its legal counsel continue to believe that the ultimate outcome of this litigation will not have a significant adverse impact on the Company's future financial position, cash flows or results of operations, there can be no assurance of the ultimate outcome of the litigation.

      Destron is aware of litigation threatened against one of its distributors by the third-party defendant in one of the Colorado lawsuits. Such threatened litigation involves potential antitrust and patent claims. To the Company's knowledge, no specific amount of damages has been identified in this threatened litigation. Destron's management believes that the third party defendant's claims have no merit. However, Destron is obligated to defend, indemnify and hold the distributor harmless from and against all liabilities, claims, demands, expenses or damages (including attorneys' fees) relating to or arising out of, directly or indirectly, this Colorado lawsuit if the distributor is made a party to any subsequently commenced litigation involving the same or related claims. If the claimant is successful in any lawsuit filed against Destron's distributor, and if Destron is obligated to indemnify such distributor in connection with any such lawsuit, the fulfillment of such obligation could have a material adverse effect on the financial condition and results of operations of the Company.

RELIANCE ON EXPORT SALES
      Export sales by the Company to locations outside of the United States constituted approximately $2,018,000, $1,786,000, and $2,275,000 for the six months ended March 31, 1996, the year ended September 30, 1995, and the year ended September 30, 1994, respectively. The Company generally sells its products at prices quoted in U.S. dollars to limit the risks associated with currency exchange rate fluctuations. However, fluctuations in foreign exchange rates may adversely affect the Company's ability to compete against local product offerings and adversely affect the Company's results of operations. In addition, export sales expose the Company to the risks inherent in international sales, including unpredictable and inconsistent regulatory requirements, political and economic changes and disruptions, tariffs or other restrictions on unencumbered trade, transportation or shipping delays, and difficulties in staffing and managing foreign operations.

NEGATIVE FACTORS AFFECTING ANIMAL IDENTIFICATION MARKET
      Although the animal identification market is believed to have great growth potential, this business has yet to achieve strong results due to numerous factors, including food safety concerns, international technology standards, national infrastructures, Food and Drug Administration ("FDA") reviews, Federal Communications Commission ("FCC") approvals, the requirement for approval of insecticides by the Environmental Protection Agency ("EPA"), and slaughterhouse removal of transponders. In addition, with respect to sales of electronic identification devices for fish, many of the principal customers are government contractors that rely on funding from the United States government, and thus the market could be adversely affected by any decline in the availability of government funds. The Company has submitted toxicology data to the FDA for its consideration in approval of transponders for injection into livestock, which approval would be required before Destron could sell transponders for use in the United States. Thus, the Company's transponders which are currently sold for use with livestock are sold outside of the United States. There is no assurance that these impediments to market growth will be removed in the near future.

COMPETITION
      Competitors are beginning to enter the miniature injectable transponder market. Such competitors may have significantly greater financial, technical, marketing or other resources than the Company which may allow them to develop and market competitive products. Although management believes the Company is able to compete effectively based on the quality and performance of its products, there can be no assurance that the Company will continue to compete successfully with its current or future competitors.

DEPENDENCE ON PROPRIETARY PROTECTION
      Destron's success will depend, in part, on its ability to maintain patent and trade secret protection, obtain future patents and licenses, and operate without infringing on the proprietary rights of third parties. There can be no assurance that any patent application, when filed, will result in an issued patent, or that Destron's existing patents, or any patents that may be issued in the future, will provide Destron with significant protection against competitors. Moreover, there can be no assurance that any patents issued to or licensed by Destron will not be infringed upon or designed around by others. In such event, the Company may not have sufficient resources to defend its patent or to compete with new products or designs. Destron also relies to a lesser extent on unpatented proprietary technology, and no assurance can be given that others will not independently develop substantially equivalent proprietary information, techniques or processes or that Destron can meaningfully protect its rights to such unpatented proprietary technology.

RESTRICTIONS IMPOSED BY GOVERNMENT REGULATION
      Destron is subject to federal, state and local regulation and Destron cannot predict the extent to which it may be affected by legislative and other regulatory developments concerning its products and the health care field generally. Destron is required to obtain regulatory approval before marketing most of its products. The Company's readers must and do comply with the FCC Part 15 Regulations for Electromagnetic Emissions, and its insecticide products have been approved by the EPA and are produced under EPA regulations. Destron's products also are subject to compliance with foreign government agency requirements. The Company's contracts with its distributors generally require the distributor to obtain all necessary regulatory approvals from the governments of the countries into which they sell the

Company's products. However, any such approval may be subject to significant delays. Some regulators also have the authority to revoke approval of previously approved products for cause, to request recalls of products and to close manufacturing plants in response to violations. Any such actions could materially adversely affect Destron's business.

DEPENDENCE ON RETENTION AND ATTRACTION OF KEY EMPLOYEES
      The Company's operations are materially dependent upon the services of Randolph K. Geissler, Chief Executive Officer and President. The loss of the services of Mr. Geissler could have a material adverse effect on the Company's operating results. Destron is also dependent on the principal members of its management, marketing and technical staff, the loss of whose services might impede the achievement of Destron's business objectives. Furthermore, recruiting and retaining additional qualified management, marketing and technical personnel will also be important to Destron's success. There can be no assurance that Destron will be able to retain skilled and experienced management, marketing and technical personnel on acceptable terms, given the competition for such experienced individuals. Except for Mr. Geissler, the Company has no key person insurance covering its officers or other employees, and has no non-compete agreements with any other of its employees. The Company has required all new key employees (including all members of management) to enter into a confidentiality agreement which prohibits the disclosure of confidential information proprietary to Destron or to a third party for whom Destron is performing work during the term of each such employee's employment with Destron and for five years thereafter.

ABSENCE OF DIVIDENDS
      Destron has not paid any cash dividends since inception and does not anticipate paying cash dividends in the foreseeable future. In addition, Destron's current agreement with its principal bank lender prohibits the payment by the Company of dividends. See "Dividend Policy."

POTENTIAL VOLATILITY OF STOCK PRICE
      The market price of Destron's Common Stock may be highly volatile. Factors such as fluctuations in Destron's operating results, announcements of technological innovations or new commercial products by Destron or its competitors, government regulations, developments in or disputes regarding patent or other proprietary rights, economic and other external factors and general market conditions may have a significant effect on the market price of Destron's Common Stock. See "Price Range of Common Stock."

RISKS OF LOW-PRICED STOCK
      If the shares of Destron's Common Stock were to be suspended or delisted from the Nasdaq system, the Common Stock would be subject to rules under the Exchange Act which impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and "accredited investors" (for example, individuals with a net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with their spouses). For transactions covered by such rules, a broker-dealer must make a special suitability determination of the purchase and must have received the purchaser's written consent to the transaction prior to the sale. Consequently, such rules, if applicable, could affect the ability of broker-dealers to sell shares of Destron Common Stock.

      The Securities and Exchange Commission (the "Commission") has enacted rules that define a "penny stock" to be any equity security that has a price (as therein defined) of less than $5.00 per share, subject to certain exceptions, including securities listed on an exchange and, generally, the Nasdaq system. Even if the price of Destron's Common Stock was less than $5.00 per share for purposes of the penny stock rules, it would be exempt from the "penny stock" rules because it is quoted on the Nasdaq system. For any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the Commission relating to the penny stock market. Disclosure also is required to be made regarding the risks of investing in penny stocks in both public offerings and in secondary trading and regarding commissions payable to both the broker-dealer and the registered representative, current quotations for the securities, and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements must be sent disclosing recent price information for the penny stocks held in the account and information on the limited market in penny stocks. If shares of Destron Common Stock are no longer quoted on the Nasdaq system or are not otherwise exempt from the provisions of the Commission's "penny stock" rules, such rules may affect the ability of broker-dealers to sell shares of Destron Common Stock, including the Shares being sold pursuant to this Prospectus.

This Prospectus contains forward-looking statements. Actual results could differ significantly from those set forth in such statements for a number of reasons, including those identified in the risk factors set forth above. In addition, factors that may affect the Company's revenues, use of capital, expenses and/or cash flow include, but are not limited to, the introduction of competing products with performance equivalent to or exceeding that of the Company's products, a claim (whether or not successfully made) that the Company's products infringe a patent held by another company or individual, any performance problems involving the Company's products, changes in technology that could cause the Company's products to become obsolete, the departure of key members of management and/or key employees, regulatory requirements that would make the Company's products difficult or uneconomical to produce, and general economic conditions. Additional information regarding the risks and uncertainties of the Company's business are described in the Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1996.


                               RECENT DEVELOPMENTS

      In January 1995, the Company entered into an agreement with Schering-Plough Animal Health, an operating unit of Schering-Plough Corporation ("Schering-Plough"), under which Schering-Plough became the exclusive distributor in the United States for the Company's electronic identification products for companion animals. The Company's electronic identification products are miniaturized transponders which incorporate a microchip containing a unique identification code for each animal in which a transponder is implanted. A transponder can be implanted in an animal by veterinarians using a hypodermic syringe in a non-surgical procedure. An animal with an implanted transponder can then be identified with an associated reader device which uses radio frequencies to interrogate the transponder and read the identification code. On March 7, 1995, Schering-Plough announced that its animal health unit, Schering-Plough Animal Health, had signed an agreement with the American Kennel Club, Inc. ("AKC") to develop and maintain a nationwide AKC Companion Animal Recovery Database for the Company's electronic animal identification system. In May 1995, Schering-Plough began to market the products to veterinarians and consumers and initiated a program that includes the distribution of readers to veterinarians and animal shelters. The Company believes the implementation of a permanent identification system and an associated database will help to reduce the number of stray and lost companion animals which are euthanized annually.

      In October 1995, Destron's United States distributor, Schering-Plough, notified the Company that it would suspend purchases for an indefinite period to allow it to sell its existing inventory of the Company's product. In response to this notification, the Company curtailed purchases of materials required to manufacture the product, but, because of long lead times and outstanding commitments with suppliers, still received significant quantities of product to meet Schering-Plough's previous forecasts. This resulted in an inventory accumulation that now exceeds the level which management believes will be sold in the near term. Management believes that these inventories ultimately will be purchased by Schering-Plough or disposed of by the Company through alternate means. Disposal of such inventories through alternate means could result in losses to the Company. Such losses, if significant, would have a material adverse impact on the Company's results of operation. While the Company has the right to recover the costs of the transponders and other components and packaging from Schering-Plough under the terms of the agreement, no assurance can be given as to the timing and amount of any such recovery.

      The loss of the Schering-Plough revenue since October 1995 combined with an inventory build-up has reduced the Company's working capital and caused the Company to defer payments of amounts due to a supplier. While the Company has reached a tentative agreement on payment terms with this supplier, there can be no assurance that the Company can comply with these terms or that the supplier will continue its forbearance of the Company's delinquent status of its account. If the Company is unable to comply with the new agreement or to obtain the supplier's continued cooperation, action on the part of the supplier to enforce the contract would have a material adverse affect on the Company.

      Effective March 3, 1995, Lions Gate Capital, Ltd. ("LGC") exercised warrants to purchase 300,000 shares of Common Stock. LGC paid the $1.00 per share exercise price of the warrants by paying to the Company $3,000 in cash and issuing to the Company a promissory note in the original principal amount of $297,000 (the "LGC Note"). The LGC Note was paid in full on May 30, 1995.

      On January 17, 1995, the Company filed a Registration Statement on Form S-3 with the Securities and Exchange Commission for the registration of the resale of up to 703,000 shares of the Company's Common Stock by certain Selling Stockholders upon the exercise of outstanding Warrants (Registration No. 33-88574). The Company's Registration Statement on Form S-3 was declared effective by the Securities and Exchange Commission on May 25, 1995. Through December 31, 1995, 414,171 shares of the Company's Common Stock had been sold by certain of the Selling Stockholders pursuant to the Company's earlier Registration Statement on Form S-3. See "Selling Stockholders."

      On April 27, 1995, the Company executed its second amendment under its revolving credit facility from a financial institution (the "Revolving Credit Facility"), which increased the total borrowing availability under the line from $2,000,000 to $3,000,000 and amended certain other loan covenants. Further, on August 24, 1995, the Company entered into its third amendment under its Revolving Credit Agreement which increased the line of credit to $5,000,000 from $3,000,000 and amended the interest rate to the prime rate of interest plus 0.25% from the prime rate of interest plus 1.5%. On December 28, 1995, the Company agreed to the fourth amendment which extended the maturity deadline of the Revolving Credit Agreement to December 31, 1996.

      In March 1996, the Company borrowed a total of $875,000 (and an additional $25,000 in April 1996) from private investors through the issuance of unsecured notes due October 21, 1997 and bearing interest at the rate of 11% per annum. As part of the transaction, the Company issued warrants to the noteholders to purchase a total of 147,539 shares of the Company's common stock. The warrants are exercisable at $4.8125 per share for a term of five (5) years beginning March 21, 1996. The value of these warrants at the time of issuance was not deemed to be significant. Funds received from these notes were used to retire indebtedness that was due on March 21, 1996, and to provide additional working capital for operations.

      In April 1996, the Company borrowed $658,000 from a commercial bank through the issuance of a promissory note collateralized by its real estate. The note bears interest at 8.98% and is due on April 8, 2001. The terms of the note call for 59 monthly payments of $6,668 and a final balloon payment of $533,372. The proceeds of the loan were used to retire a previous bank loan and industrial development revenue bonds, both of which were collateralized by real estate. The remaining proceeds were used to provide additional working capital for operations.

                                 USE OF PROCEEDS

      The Company will not receive any proceeds from the sale of the Shares offered by this Prospectus.


                           PRICE RANGE OF COMMON STOCK

      From April 14, 1992 through September 1, 1994, Destron Common Stock was quoted on the Nasdaq National Market. Beginning on September 2, 1994, Destron Common Stock was quoted on the Nasdaq SmallCap Market. The Company's Common Stock was removed from the Nasdaq National Market on September 1, 1994 as a result of the Company's failure to meet the requirements for continued listing.

      The quotations set forth below for the first and second quarters of fiscal 1996 and the third quarter through May 1, 1996, fiscal 1995, and fiscal 1994 represent the high and low bid prices for the Common Stock as quoted on the Nasdaq National Market and the Nasdaq SmallCap market and were provided by the National Association of Securities Dealers, Inc. (the "NASD"). The following quotations represent prices between dealers, do not include retail mark-ups, mark-downs or commissions, and do not necessarily represent actual transactions. As of May 1, 1996, there were approximately 340 stockholders of record.

                                 FISCAL YEAR ENDED           FISCAL YEAR ENDED           FISCAL YEAR ENDED
                              SEPTEMBER 30, 1996 (1)        SEPTEMBER 30, 1995          SEPTEMBER 30, 1994
                              ----------------------        ------------------          ------------------
                                HIGH           LOW          HIGH           LOW          HIGH          LOW
                                ----           ---          ----           ---          ----          ---
Fiscal Quarters
  First Quarter                $5.00         $2.75         $2.13         $1.50           $2.63         $1.44
  Second Quarter                5.25          3.25          3.75          1.88            3.63          2.13
  Third Quarter                 4.38          3.44          9.00          3.00            2.88          1.50
  Fourth Quarter                 --            --           8.75          5.25            2.25          1.38


- --------------------------
(1) The price range for the third quarter of the fiscal year ended September 30, 1996 reflects the reported prices through May 1, 1996.


                                 DIVIDEND POLICY

      The Company has never paid or declared any cash dividends on its Common Stock and does not intend to pay cash dividends on its Common Stock in the foreseeable future. The Company presently expects to retain its earnings to finance the development and expansion of its business. Furthermore, the Company's current agreement with its principal bank lender prohibits the Company's payment of dividends. The payment by the Company of cash dividends, if any, on its Common Stock in the future will be subject to the discretion of the Board of Directors and will depend on the Company's earnings, financial condition, capital requirements and other relevant factors. See "Description of Capital Stock."

                              SELLING STOCKHOLDERS

      The following table sets forth the number of shares of Common Stock beneficially owned by each of the Selling Stockholders as of May 1, 1996 and after the offering, assuming the sale of all Shares (of which there can be no assurance).

                                          SHARES BENEFICIALLY                                   SHARES BENEFICIALLY
                                              OWNED PRIOR                                            OWNED AFTER
                                            TO OFFERING (1)                                           OFFERING (1)
                                     ----------------------------         SHARES                   --------------------
BENEFICIAL OWNER                        NUMBER       PERCENT (2)        TO BE SOLD                NUMBER       PERCENT (2)
- ----------------                     -------------   -----------     -------------------          ------       ---------
Ellis Limited Partnership                  15,000         *                   15,000                 0          0
Kenneth B. Heithoff                         8,750         *                    8,750                 0          0
Gary S. Holmes                             10,000         *                   10,000                 0          0
Dr. William R. Kennedy                      7,500         *                    7,500                 0          0
Dr. William R. and Marla C.
Kennedy                                     5,000         *                    5,000                 0          0
Anita H. Kunin                              6,250         *                    6,250                 0          0
Piper Jaffray as Cust. FBO
Kenneth A. Macke IRA                        7,500         *                    7,500                 0          0
First Trust NA, Trustee
Dorsey & Whitney Retirement
Plan                                        7,500         *                    7,500                 0          0
Leslie D. Parker, Jr.                      10,000         *                   10,000                 0          0
Perkins Capital Mgmt. Pft Shar
Plan & Trust                                7,500         *                    7,500                 0          0
Perkins Foundation                          9,000         *                    5,000             4,000          *
The Provident Bank custodian for
the Perkins Opportunity Fund              400,000                            350,000            50,000          *
Perkins & Prtnrs; Pft Shar Plan &
Trust                                      15,000         *                   15,000                 0          0
Daniel S. and Patrice M. Perkins            7,500         *                    7,500                 0          0
Daniel S. Perkins Trustee
FBO Daniel S. Perkins Trust                 5,000         *                    5,000                 0          0
Patrice M. Perkins Trustee
FBO Patrice M. Perkins Trust                2,500         *                    2,500                 0          0
Richard C. Perkins                          7,500         *                    7,500                 0          0
Piper Jaffray as Cust. FBO
James G. Peters IRA                         5,000         *                    5,000                 0          0
David H. and Lise B. Potter                 5,000         *                    5,000                 0          0
Pyramid Partners, LP                      100,000         *                  100,000                 0          0
Piper Jaffray as Cust. FBO                                *
Harold Roitenberg IRA                      10,000                             10,000                 0          0
John F. Rooney                              7,500         *                    7,500                 0          0
Donald M. and Pauline H. Roux               5,000         *                    5,000                 0          0
Shawn P. Weinand                            5,000         *                    5,000                 0          0
David R. Weir                               5,000         *                    5,000                 0          0
Dave M. Westrum                             5,000         *                    5,000                 0          0
                                         --------                           --------
All Selling Stockholders                  679,000       5.8%                 625,000            54,000
as a group (26 persons)                                                                                         *
                                       ==========                         ==========          ========


- ---------------------------

*     Less than one percent.

(1) Each person has sole voting and sole dispositive power with respect to all outstanding shares, except as noted.

(2) Based on 11,640,232 shares outstanding as of May 1, 1996. Such amounts do not include 2,100,000 shares of Common Stock reserved for issuance under Destron's 1986 Director and Employee Nonqualified Stock Option Plan, 1992 Employee Stock Option Plan and 1992 Nonemployee Director Stock Option Plan (of which 585,500 shares were subject to outstanding options as of April 30, 1996). The number of outstanding shares prior to and after the offering does not include 863,488 shares subject to outstanding warrants. However, each figure showing the percentage of outstanding shares owned beneficially has been calculated by treating as outstanding and owned the shares which could be purchased by the indicated person within 60 days upon the exercise of stock options and warrants.

      Pursuant to the terms of subscription agreements between the Company and the Selling Shareholders, the Company has agreed to pay the expenses of this offering. None of the Selling Shareholders is affiliated with the Company, nor does any Selling Shareholder have any material relationship with the Company.


                              PLAN OF DISTRIBUTION

      The Shares may be sold from time to time to purchasers directly by any of the Selling Stockholders. Alternatively, the Selling Stockholders may from time to time offer the Shares through underwriters, dealers or agents who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of Shares for whom they may act as agents. The Selling Stockholders and any such underwriters, dealers or agents that participate in the distribution of Shares may be deemed to be underwriters, and any profit on the sale of the Shares by them and any discounts, commissions or concessions received by them may be deemed to be underwriting discounts and commissions under the Securities Act. The Shares may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices.

      At the time a particular offer of Shares is made, to the extent required, a supplement to this Prospectus will be distributed which will identify and set forth the aggregate amount of Shares being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for Shares purchased from the Selling Stockholders, any discounts, commissions and other items constituting compensation from the Selling Stockholders and/or the Company, and any discounts, commissions or concessions allowed or reallowed or paid to dealers, including the proposed selling price to the public. The Company will not receive any of the proceeds from the sale by the Selling Stockholders of the Shares offered hereby.

      Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Shares may not simultaneously engage in market making activities with respect to the Shares for a period of nine business days prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rules 10b-2, 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of the Shares by the Selling Stockholders.

      In order to comply with certain states' securities laws, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states the Shares may not be sold unless the Shares have been registered or qualified for sale in such state, or unless an exemption from registration or qualification is available and is obtained.

                          DESCRIPTION OF CAPITAL STOCK

COMMON STOCK
      The Company is authorized to issue up to 20,000,000 shares of Common Stock, $.01 par value, of which 11,640,232 shares were outstanding as of May 1, 1996. At May 1, 1996, there were approximately 340 holders of record of the Company's Common Stock.

      Holders of Common Stock are entitled to receive such dividends as are declared by the Board of Directors of the Company out of funds legally available for the payment of dividends. The Company expects to retain any earnings to finance the development of its business. Furthermore, the Company's agreement with its principal bank lender prohibits the Company's payment of dividends. Accordingly, the Company does not anticipate the payment of any dividends on the Common Stock for the foreseeable future. In the event of any liquidation, dissolution or winding-up of the Company, the holders of Common Stock will be entitled to receive a pro rata share of the net assets of the Company remaining after payment or provision for payment of the debts and other liabilities of the Company.

      Holders of Common Stock are entitled to one vote per share in all matters to be voted upon by stockholders. There is no cumulative voting for the election of directors, which means that the holders of shares entitled to exercise more than 50% of the voting rights in the election of directors are able to elect all of the directors. Holders of Common Stock have no preemptive rights to subscribe for or to purchase any additional shares of Common Stock or other obligations convertible into shares of Common Stock which may hereafter be issued by the Company.

      All of the outstanding shares of Common Stock are, and the shares to be sold pursuant to this offering will be, fully paid and non-assessable. Holders of Common Stock of the Company are not liable for further calls or assessments.

      Norwest Bank Minnesota, N.A., Minneapolis, Minnesota, is the Transfer Agent for the Common Stock.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW
      The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law. That section provides, with certain exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person or affiliate or associate of such person who is an "interested stockholder" for a period of three years from the date that such person became an interested stockholder unless: (i) the transaction resulting in a person's becoming an interested stockholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding shares owned by persons who are both officers and directors of the corporation and shares held by certain employee stock ownership plans); or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 66-2/3% of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder. An "interested stockholder" is defined as any person (other than the corporation or any direct or indirect majority-owned subsidiary of the corporation) that is (i) the owner of 15% or more of the outstanding voting stock of the corporation or (ii) an affiliate or associate of the corporation who was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

INDEMNIFICATION AND WAIVER OF DIRECTOR LIABILITY
      The Delaware Corporation Law provides that a corporation shall have the power to indemnify its current and former officers, directors and employees for liability arising out of certain actions. The Company has included in its Bylaws a provision to indemnify its directors and officers to the fullest extent permitted by Delaware law, including circumstances in which indemnification is otherwise discretionary. Such indemnification may be available for liabilities arising in connection with this offering. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to such indemnification provisions, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

      The Company has adopted in its Certificate of Incorporation a provision which limits personal liability for breach of the fiduciary duty of its directors to the extent provided by Section 102(7) of the Delaware Corporation Law. Such provision eliminates the personal liability of directors for damages occasioned by breach of fiduciary duty, except for liability based on the director's duty of loyalty to the Company, liability for acts or omissions not made in good faith, liability for acts or omissions involving intentional misconduct or knowing violation of law, liability based on payments of improper dividends, transactions for which the director derived any improper personal benefit, and liability for acts occurring prior to the date such provision was added.


                                  LEGAL MATTERS

      The validity of the shares of Common Stock being offered hereby will be passed upon for the Company by Winthrop & Weinstine, P.A., Minneapolis, Minnesota.


                                     EXPERTS

      The consolidated financial statements for the years ended September 30, 1995 and September 30, 1994, incorporated by reference in this Prospectus and elsewhere in the Registration Statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

================================================================================


NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN
AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE
ANY REPRESENTATION NOT CONTAINED IN THIS
PROSPECTUS IN CONNECTION WITH THE OFFER MADE
HEREBY.  IF GIVEN OR MADE, SUCH INFORMATION OR
REPRESENTATION MUST NOT BE RELIED UPON AS HAVING
BEEN AUTHORIZED BY THE COMPANY.  THIS
PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR
SOLICITATION OF AN OFFER TO PURCHASE BY ANY PERSON
IN ANY JURISDICTION IN WHICH SUCH OFFER WOULD BE
UNLAWFUL.  NEITHER THE DELIVERY OF THIS PROSPECTUS
NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY
CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE
INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY
TIME SUBSEQUENT TO THE DATE HEREOF.


                     TABLE OF CONTENTS
                                                       PAGE
Prospectus Summary..................................      3
Risk Factors........................................      4
Recent Developments.................................      8
Use of Proceeds....................................      10
Price Range of Common Stock.........................     10
Dividend Policy....................................      10
Selling Stockholders...............................      11
Plan of Distribution...............................      12
Description of Capital Stock.......................      13
Legal Matters......................................      14
Experts............................................      14


                                 625,000 Shares

                                DESTRON FEARING
                                  CORPORATION


                                  COMMON STOCK

                                   ----------


                                   ----------
                                   PROSPECTUS
                                   ----------


                                __________, 1996


================================================================================



                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The following table sets forth the estimated expenses to be incurred in connection with the distribution of the shares of Common Stock offered hereby:


                                          Company
                                          -------

SEC registration fee                     $1,024.00
Legal fees and expenses                   3,000.00
Accounting fees and expenses              3,000.00
Blue Sky fees and expenses                  500.00
Printing expenses                           500.00
Transfer agent fees and expenses            500.00
Miscellaneous                               476.00
                                           -------
      TOTAL                              $9,000.00
                                         =========

      Each amount set forth above, except the SEC registration fee, is estimated.


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Section 145 of the Delaware Corporation Law provides that a corporation shall have the power to indemnify its current and former officers, directors, employees and agents against expenses (including attorneys' fees), judgments, penalties, fines and amounts paid in settlement and which were incurred in connection with actions, suits, or proceedings in which such persons are parties by reason of the fact that they are or were an officer, director, employee or agent of the corporation, if they acted in good faith, reasonably believed that the conduct was not opposed to the best interests of the corporation, and in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful. Section 145(g) also permits a corporation to purchase and maintain insurance on behalf of its officers, directors, employees and agents against any liability which may be asserted against, or incurred by, such persons in their capacities as officers, directors, employees or agents of the corporation, whether or not the corporation would have had the power to indemnify the person against the liability under the provisions of such section.

      Article XII of the Bylaws of the Registrant provides that the directors, officers, and committee members of the Registrant and certain other persons shall have the rights to indemnification in accordance with, and to the fullest extent provided by, Section 145 of the Delaware Corporation Law.



                                      II-1



ITEM 16.  EXHIBITS

The following exhibits have been filed as part of this Registration Statement on Form S-3.

EXHIBIT
   NO.                  DESCRIPTION
     5.1         Opinion of Winthrop & Weinstine, P.A. *
    23.1         Consent of Winthrop & Weinstine, P.A. *
    23.2         Consent of Arthur Andersen LLP, Independent Public Accountants
    24.1         Powers of Attorney *
- --------------------
*Previously filed.

ITEM 17.  UNDERTAKINGS

         (a) If the information set forth in Paragraph (1)(i) or (1)(ii) below is not incorporated by reference from periodic reports filed by the Company under the Securities Exchange Act of 1934, as amended, the Company will:

                  (1) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

                           (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

                           (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement; and

                           (iii) Include any additional or changed material information on the plan of distribution.

                  (2) For determining liability under the Securities Act of 1933, as amended, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

                  (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers, and controlling persons of the small business issuer pursuant to the provisions summarized in Item 15 above, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act, as amended, and will be governed by the final adjudication of such issue.



                                      II-2



         (c) The undersigned small business issuer hereby undertakes that it will:

                  (1) For determining any liability under the Securities Act of 1933, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

                  (2) For determining any liability under the Securities Act of 1933, treat each post-effective amendment that contains a form of prospectus as a new registration for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

         (d) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



                                      II-3



                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South St. Paul, State of Minnesota, on May 13, 1996.

                                                DESTRON FEARING CORPORATION


                                                By  /s/ Thomas J. Ahmann
                                                    Thomas J. Ahmann
                                                    Chief Financial Officer,
                                                    Secretary and Treasurer

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


SIGNATURE                                       TITLE                                          DATE



                     *                          President, Chief Executive Officer             May 13, 1996
- ----------------------------------------
Randolph K. Geissler                            and Director



                      *                         Director                                       May 13, 1996
David A. Henderson



                      *                         Director                                       May 13, 1996
David M. Hyduke



                      *                         Director                                       May 13, 1996
Kenneth D. Larson



                      *                         Chief Financial Officer,                       May 13, 1996
Thomas J. Ahmann                                Secretary and Treasurer
                                                (Principal Accounting Officer)



*  /s/ Thomas J. Ahmann                                                                        May 13, 1996
  --------------------------------------
   Thomas J. Ahmann
   Pro Se and Attorney-in-Fact




                                  EXHIBIT INDEX


Exhibit No.       Description of Exhibit                                   Page

      5.1         Opinion of Winthrop & Weinstine, P.A.
                    (Previously filed)
     23.1         Consent of Winthrop & Weinstine, P.A.
                    (Previously filed)
     23.2         Consent of Arthur Andersen LLP,
                    Independent Public Accountants......................
     24.1         Powers of Attorney (Previously filed)